Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

GX Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GX Acquisition Corp. II (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant costs and needs to raise additional funds to meet its obligations and sustain its operations and the Company’s business plan is dependent on the completion of a business combination. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, New York

February 23, 2023

PCAOB ID Number 688

GX ACQUISITION CORP. II

BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Current assets
Cash	$2,483	$725,875
Prepaid expenses	107,904	525,369
Total Current Assets	110,387	1,251,244

Marketable securities held in Trust Account	303,162,732	300,016,667
TOTAL ASSETS	$303,273,119	$301,267,911

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$6,250,151	$644,836
Income taxes payable	11,236	—
Promissory note – related party	250,000	—
Total Current Liabilities	6,511,387	644,836

Warrant liabilities	12,376,667	8,360,000
Deferred underwriting fee payable	10,500,000	10,500,000
Total Liabilities	29,388,054	19,504,836

Commitments and Contingencies

Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 30,000,000 subject to possible redemption at $10.10 per share and $10.00 per share redemption value as of December 31, 2022 and 2021, respectively	303,111,446	300,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued or outstanding (excluding 30,000,000 shares subject to possible redemption) at December 31, 2022 and 2021, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	750	750
Additional paid-in capital	—	—
Accumulated deficit	(29,227,131)	(18,237,675)
Total Stockholders’ Deficit	(29,226,381)	(18,236,925)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$303,273,119	$301,267,911

The accompanying notes are an integral part of the financial statements.

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GX ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021

Operating costs	$7,356,748	$1,391,322
Loss from operations	(7,356,748)	(1,391,322)

Other income (expense):
Interest earned on marketable securities held in Trust Account	4,322,641	16,667
Change in fair value of warrant liabilities	(4,016,667)	12,076,667
Change in fair value of over-allotment option	—	138,932
Warrant transaction costs	—	(744,333)
Total other income, net	305,974	11,487,933

(Loss) Income before provision for income taxes	(7,050,774)	10,096,611
Provision for income taxes	(827,236)	—
Net (loss) income	$(7,878,010)	$10,096,611

Weighted average shares outstanding, Class A common stock	30,000,000	23,342,466
Basic and diluted net (loss) income per share, Class A common stock	$(0.21)	$0.33
Weighted average shares outstanding, Class B common stock	7,500,000	7,500,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.21)	$0.33

The accompanying notes are an integral part of the financial statements.

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GX ACQUISITION CORP. II

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – January 1, 2021	—	$—	8,625,000	$863	$24,137	$(1,450)	$23,550

Remeasurement for Class A common stock subject to redemption	—	—	—	—	(987,583)	(28,332,836)	(29,320,419)

Excess cash received over the fair value of the Private Placement Warrants	—	—	—	—	963,333	—	963,333

Forfeiture of Founder Shares	—	—	(1,125,000)	(113)	113	—	—

Net income	—	—	—	—	—	10,096,611	10,096,611

Balance – December 31, 2021	—	$—	7,500,000	$750	$—	$(18,237,675)	$(18,236,925)

Remeasurement for Class A common stock subject to redemption	—	—	—	—	—	(3,111,446)	(3,111,446)

Net loss						(7,878,010)	(7,878,010)

Balance – December 31, 2022	—	$—	7,500,000	$750	$—	$(29,227,131)	$(29,226,381)

The accompanying notes are an integral part of the financial statements.

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GX ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(7,878,010)	$10,096,611
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,322,641)	(16,667)
Change in fair value of warrant liabilities	4,016,667	(12,076,667)
Change in fair value of over-allotment option	—	(138,932)
Warrant transaction costs	—	744,333
Changes in operating assets and liabilities:
Prepaid expenses	417,465	(525,369)
Accounts payable and accrued expenses	5,605,315	643,926
Income taxes payable	11,236	—
Net cash used in operating activities	(2,149,968)	(1,272,765)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(300,000,000)
Cash withdrawn from Trust Account to pay franchise taxes and income taxes	1,176,576	—
Net cash provided by (used in) investing activities	1,176,576	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	294,000,000
Proceeds from sale of Private Placement Warrants	—	8,500,000
Proceeds from promissory note – related party	250,000	177,854
Repayment of promissory note – related party	—	(217,854)
Payment of offering costs	—	(465,820)
Net cash provided by financing activities	250,000	301,994,180

Net Change in Cash	(723,392)	721,415
Cash – Beginning	725,875	4,460
Cash – Ending	$2,483	$725,875

Non-cash investing and financing activities:
Remeasurement for Class A common stock subject to possible redemption amount	$3,111,446	$29,320,419
Deferred underwriting fee payable	$—	$10,500,000
Forfeiture of founder shares	$—	$(113)

Supplemental information
Income taxes paid	$816,050	$—

The accompanying notes are an integral part of the financial statements.

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NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GX Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on September 24, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not yet commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, including NioCorp. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on March 17, 2021. On March 22, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $300,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, GX Sponsor II LLC (the “Sponsor”), generating gross proceeds of $8,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on March 22, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $17,025,820, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees ($5,000,000 in the event of the consummation of the Transaction, as defined below, due to a fee reduction as described in Note 6) and $525,820 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

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The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until March 22, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

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The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, including the NioCorp Business Combination, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), the NioCorp businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On September 25, 2022, the Company, NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (“NioCorp”) and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of NioCorp (“Merger Sub”), entered into a business combination agreement (the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined below) are referred to, collectively as the “Transaction.”

Pursuant to the Business Combination Agreement, among other transactions, the following transactions will occur: (i) Merger Sub will merge with and into the Company with the Company surviving the merger (the “First Merger”); (ii) all Public Shares in the Company that are held by stockholders who have not elected to exercise their redemption rights in connection with the Transaction (the “Non-Redeeming Public Stockholders”) shall be converted into shares of Class A common stock in the Company (such shares, the “First Merger Class A Shares”), as the surviving company in the First Merger; (iii) NioCorp will purchase all First Merger Class A Shares in exchange for common shares, no par value, of NioCorp(“NioCorp Common Shares”) (the “Exchange”); (iv) NioCorp will assume the Company’s warrant agreement (the “Warrant Agreement”) and each Company warrant that was issued and outstanding immediately prior to the effective time of the Exchange will be converted into a warrant to acquire NioCorp Common Shares (a “NioCorp Assumed Warrant”); (v) all of the First Merger Class A Shares will be contributed by NioCorp to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct, wholly owned subsidiary of NioCorp (“Intermediate Holdco”), in exchange for additional shares of Intermediate Holdco, resulting in the Company becoming a direct subsidiary of Intermediate Holdco; (vi) Elk Creek Resources Corporation, a Nebraska corporation and a direct, wholly owned subsidiary of Intermediate Holdco (“ECRC”), will merge with and into the Company with the Company surviving the merger as a direct subsidiary of Intermediate Holdco (the “Second Merger”); and (vii) following the effective time of the Second Merger, each of NioCorp and the Company, as the surviving company of the Second Merger, will effectuate a reverse stock split with the ratio to be mutually agreed by the parties.

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Pursuant to the Business Combination Agreement, upon consummation of the First Merger, each Public Share that is held by a Non-Redeeming Public Stockholder shall be converted into one First Merger Class A Share. In connection with the Exchange, NioCorp will exercise its unilateral option to purchase each First Merger Class A Share in exchange for 11.1829212 NioCorp Common Shares. As a result, each Non-Redeeming Public Stockholder will ultimately be issued NioCorp Common Shares. Upon consummation of the Second Merger, each of the First Merger Class A Shares will be converted into 11.1829212 shares of Class A common stock of the Company (each, a “Second Merger Class A Share”), as the surviving company in the Second Merger.

Pursuant to the Business Combination Agreement, upon consummation of the First Merger, each Founder Share in the Company (other than certain shares that may be forfeited in accordance with the support agreement entered into by and among the Company, NioCorp, the Sponsor, and the directors and officers of the Company on September 25, 2022, concurrently with the execution of the Business Combination Agreement) will be converted into one share of Class B common stock in the Company (such shares, the “First Merger Class B Shares”), as the surviving company in the First Merger. Upon consummation of the Second Merger, each of the First Merger Class B Shares will be converted into 11.1829212 shares of Class B common stock of the Company (each, a “Second Merger Class B Share”), as the surviving company in the Second Merger. Each Second Merger Class B Share will be exchangeable into NioCorp Common Shares on a one-for-one basis, subject to certain equitable adjustments, in accordance with the terms of the Exchange Agreement (further described below).

Pursuant to the Business Combination Agreement, in connection with the First Merger and the assumption by NioCorp of the Warrant Agreement, each Company warrant that is issued and outstanding immediately prior to the effective time of the Exchange will be converted into one NioCorp Assumed Warrant pursuant to the Warrant Agreement. Each NioCorp Assumed Warrant will be exercisable solely for NioCorp Common Shares, and the number of NioCorp Common Shares subject to each NioCorp Assumed Warrant will be equal to the number of shares of the Company common stock subject to the applicable Company warrant multiplied by 11.1829212, with the applicable exercise price adjusted accordingly.

Following the effective time of the Second Merger, NioCorp will effectuate a reverse stock split of the issued NioCorp Common Shares, and the Company will effectuate a proportionate reverse stock split of the Second Merger Class A Shares and the Second Merger Class B Shares at a to-be-determined ratio.

The Business Combination Agreement may be terminated by the Company or NioCorp under certain circumstances, and NioCorp must pay the Company a termination fee in specified circumstances. As a result of the Transaction, the Company will become a subsidiary of NioCorp.

The Company, NioCorp, the Sponsor and certain directors and officers of the Company (“GXII Holders”) agreed to vote in favor of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the Transaction and other proposals that are necessary to effectuate the Transaction. The closing of the Transaction (the “Closing”) with NioCorp is expected to occur in the first quarter of 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by stockholders to extend the period of time to complete a Business Combination or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination, including the Transaction.

At this time, it has been determined that none of the IR Act tax provisions have an impact to the Company’s fiscal 2022 tax provision. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Liquidity and Going Concern

As of December 31, 2022, the Company had $2,483 of cash in its operating bank accounts and working capital deficit of $6,349,764, which excludes $3,162,732 of income earned on the Trust Account, which may be used to pay franchise and income taxes payable. The deficit was primarily due to legal accruals of approximately $6.1 million which are to be paid upon the consummation of the Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. On November 14, 2022 and January 11, 2023, the Company issued two unsecured promissory notes in the principal amount of $250,000 and $235,000, respectively, to the sponsor for working capital purposes. The notes are non-interest bearing and payable on the earlier of: (i) March 22, 2023 or, if the Company has extended, in accordance with its organizational documents, the deadline by which it must complete its initial business combination, then such date, as extended by which the Company must complete the business combination, or (ii) the date on which the Company consummates the business combination. As of December 31, 2022 and February 23, 2023, the outstanding working capital loans were $250,000 and $485,000, respectively.

Notwithstanding the foregoing, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued.

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In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until March 22, 2023, to consummate a Business Combination, including the Transaction. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension of the period of time the Company has to complete a Business Combination has not been approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the insufficient capital and mandatory liquidation, should a Business Combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 22, 2023. The Company intends to continue to complete a Business Combination, including the Transaction, before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Report.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

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Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. At December 31, 2022, the Company has withdrawn $1,176,576 of interest income from the Trust Account to pay certain tax obligations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to public warrants	(12,900,000)
Class A common stock issuance costs	(16,420,419)
Plus:
Remeasurement of carrying value to redemption value	29,320,419
Class A common stock subject to possible redemption at December 31, 2021	300,000,000
Plus:
Remeasurement of carrying value to redemption value	3,111,446
Class A common stock subject to possible redemption at December 31, 2022	$303,111,446

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASBASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 11 for valuation methodology of warrants.

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Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 11.73% and 0.00% for the year ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022 and 2021, due to changes in fair value in warrant liabilities and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more -likely -than -not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (Loss) Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per common share as the redemption value approximates fair value.

The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement to purchase an aggregate of 15,666,667 shares of Class A common stock in the calculation of diluted (loss) income per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.

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The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income, as adjusted	$(6,302,408)	$(1,575,602)	$7,641,406	$2,455,205
Denominator:
Basic and diluted weighted average shares outstanding	30,000,000	7,500,000	23,342,466	7,500,000
Basic and diluted net (loss) income per common share	$(0.21)	$(0.21)	$0.33	$0.33

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts reported in the accompanying balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 11.)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by the Company, however no significant impact on the financial statements is anticipated.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant . Each whole public warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($8,500,000 in the aggregate). The fair value of the warrants as of the Initial Public Offering was $1.33. The excess cash received over the fair value of the Private Placement Warrants was $963,333 and is reflected in additional paid-in capital on the statements of changes in stockholders’ deficit for the year ended December 31, 2022. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

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NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 13, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 10,062,500 shares of Class B common stock (the “Founder Shares”). In February 2021, the Sponsor returned to the Company, at no cost, 1,437,500 Founder Shares, which were canceled, resulting in an aggregate of 8,625,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture by the Sponsor. In May 2021, the underwriter’s over-allotment option expired, and as a result, 1,125,000 Founder Shares were forfeited.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company agreed, commencing on March 17, 2021, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $240,000 in fees for these services, of which $20,000 is included in accrued expenses of the Company’s accompanying balance sheet. For the year ended December 31, 2021, the Company incurred and paid $200,000 in fees for these services.

Promissory Note – Related Party

On September 24, 2020, the Sponsor agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. As of March 22, 2021, there was $217,854 outstanding under the Note, which was due on demand. The outstanding balance under the Note of $217,854 was subsequently repaid on March 23, 2021. Borrowings under the Promissory Note are no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required in the form of Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On November 14, 2022 and January 11, 2023, the Company issued two unsecured promissory notes in the principal amount of $250,000 and $235,000, respectively, to the sponsor for working capital purposes. The notes were non-interest bearing and payable on the earlier of: (i) March 22, 2023 or, if the Company has extended, in accordance with its organizational documents, the deadline by which it must complete its Business Combination, then such date, as extended by which the Company must complete the Business Combination, or (ii) the date on which the Company consummates the Business Combination. As of December 31, 2022 and 2021, there was $250,000 and $0 of Working Capital Loans outstanding, respectively. As of February 23, 2023, there was $485,000 of Working Capital Loans outstanding.

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NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 17, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NioCorp Business Combination Agreement

On September 25, 2022, the Company, NioCorp and Merger Sub entered into the NioCorp Business Combination Agreement. As a result of the Transaction, the Company will become a subsidiary of NioCorp.

The terms of the NioCorp Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Transaction, are summarized below.

Structure

Pursuant to the NioCorp Business Combination Agreement, among other transactions, the following transactions will occur: (i) Merger Sub will merge with and into the Company with the Company surviving the merger (the “First Merger”); (ii) all public shares in the Company that are held by stockholders who have not elected to exercise their redemption rights in connection with the Transaction (the “Non-Redeeming Public Stockholders”) shall be converted into shares of Class A common stock in the Company (such shares, the “First Merger Class A Shares”), as the surviving company in the First Merger; (iii) NioCorp will purchase all First Merger Class A Shares in exchange for common shares, no par value, of NioCorp (“NioCorp Common Shares”) (the “Exchange”); (iv) NioCorp will assume the Company’s warrant agreement (the “Warrant Agreement”) and each Company warrant that was issued and outstanding immediately prior to the effective time of the Exchange will be converted into a warrant to acquire NioCorp Common Shares (a “NioCorp Assumed Warrant”); (v) all of the First Merger Class A Shares will be contributed by NioCorp to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct, wholly owned subsidiary of NioCorp (“Intermediate Holdco”), in exchange for additional shares of Intermediate Holdco, resulting in the Company becoming a direct subsidiary of Intermediate Holdco; (vi) Elk Creek Resources Corporation, a Nebraska corporation and a direct, wholly owned subsidiary of Intermediate Holdco (“ECRC”), will merge with and into the Company with the Company surviving the merger as a direct subsidiary of Intermediate Holdco (the “Second Merger”); and (vii) following the effective time of the Second Merger, each of NioCorp and the Company, as the surviving company of the Second Merger, will effectuate a reverse stock split with the ratio to be mutually agreed by the parties.

Upon the full execution of the NioCorp Business Combination Agreement, the Company shall immediately case any discussions or negotiations, and is not permitted to search for, or negotiate or contract with, any other companies related to a business combination other than NioCorp,

Consideration

Pursuant to the NioCorp Business Combination Agreement, upon consummation of the First Merger, each public share that is held by a Non-Redeeming Public Stockholder shall be converted into one First Merger Class A Share. In connection with the Exchange, NioCorp will exercise its unilateral option to purchase each First Merger Class A Share in exchange for 11.1829212 NioCorp Common Shares. As a result, each Non-Redeeming Public Stockholder will ultimately be issued NioCorp Common Shares. Upon consummation of the Second Merger, each of the First Merger Class A Shares will be converted into 11.1829212 shares of Class A common stock of the Company (each, a “Second Merger Class A Share”), as the surviving company in the Second Merger.

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Pursuant to the NioCorp Business Combination Agreement, upon consummation of the First Merger, each founder share in the Company (other than certain shares that may be forfeited in accordance with the support agreement entered into by and among the Company, NioCorp, the Sponsor, and the directors and officers of the Company on September 25, 2022, concurrently with the execution of the NioCorp Business Combination Agreement) will be converted into one share of Class B common stock in the Company (such shares, the “First Merger Class B Shares”), as the surviving company in the First Merger. Upon consummation of the Second Merger, each of the First Merger Class B Shares will be converted into 11.1829212 shares of Class B common stock of the Company (each, a “Second Merger Class B Share”), as the surviving company in the Second Merger. Each Second Merger Class B Share will be exchangeable into NioCorp Common Shares on a one-for-one basis, subject to certain equitable adjustments, in accordance with the terms of the Exchange Agreement (further described below).

Pursuant to the NioCorp Business Combination Agreement, in connection with the First Merger and the assumption by NioCorp of the Warrant Agreement, each Company warrant that is issued and outstanding immediately prior to the effective time of the Exchange will be converted into one NioCorp Assumed Warrant pursuant to the Warrant Agreement. Each NioCorp Assumed Warrant will be exercisable solely for NioCorp Common Shares, and the number of NioCorp Common Shares subject to each NioCorp Assumed Warrant will be equal to the number of shares of the Company common stock subject to the applicable Company warrant multiplied by 11.1829212, with the applicable exercise price adjusted accordingly.

Following the effective time of the Second Merger, NioCorp will effectuate a reverse stock split of the issued NioCorp Common Shares, and the Company will effectuate a proportionate reverse stock split of the Second Merger Class A Shares and the Second Merger Class B Shares at a to-be-determined ratio.

The Company’s units, public shares, and public warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “GXIIU”, “GXII” and “GXIIW”, respectively. The NioCorp Common Shares are traded on the TSX under the symbol “NB” and on the OTC Markets trading platform under the symbol “NIOBF”. NioCorp currently anticipates that, following the Transaction, the NioCorp Common Shares will trade on Nasdaq and will continue to trade on the TSX. In addition, NioCorp anticipates that, following the Transaction, the NioCorp Assumed Warrants will trade on Nasdaq. NioCorp intends to apply for listing of the NioCorp Common Shares and NioCorp Assumed Warrants on Nasdaq. See “Closing Conditions” below. Neither Nasdaq nor the TSX has conditionally approved any NioCorp listing application in connection with the Transaction and there is no assurance that such exchanges will approve the listing applications.

Closing

The Closing will be no later than the second business day following the satisfaction or waiver of all of the closing conditions in the NioCorp Business Combination Agreement (the “Closing Date”). It is expected that the Closing will occur in the first quarter of 2023.

Termination and Termination Fees

The NioCorp Business Combination Agreement may be terminated by the Company or NioCorp under certain circumstances. Upon termination, in specified circumstances, NioCorp must pay the Company a termination fee of $15,000,000 (the “Base Termination Fee”). Such specified circumstances include, among others, termination of the Business Combination Agreement by NioCorp in order to enter into an agreement providing for a superior proposal, termination by the Company for a change of recommendation of the NioCorp Board, or a material breach of certain of NioCorp’s covenants relating to soliciting acquisition proposals.

In addition, the NioCorp Business Combination Agreement provides that, upon termination of the NioCorp Business Combination Agreement in specified circumstances, NioCorp is required to pay a termination fee in the amount of $25,000,000 (the “Intentional Breach Termination Fee”). Such specified circumstances include, among others, termination by the Company as a result of a willful and material breach by NioCorp such that certain conditions to Closing would not be satisfied at Closing (subject to a cure period), or as a result of NioCorp’s failure to consummate the closing of the Transaction within five business days after all the conditions to Closing have been satisfied and the Company has irrevocably confirmed in writing that it is prepared to consummate the Closing.

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The NioCorp Business Combination Agreement further provides that, upon a termination of the Business Combination Agreement whereupon the Company will be entitled to the Base Termination Fee or the Intentional Breach Termination Fee, NioCorp is also required to pay an amount equal to the sum of all documented and reasonable out-of-pocket expenses paid or payable by the Company and the Sponsor in connection with the Business Combination Agreement and the Transaction, not to exceed $5,000,000.

Pursuant to the NioCorp Business Combination Agreement, in no event will the Company be entitled to both the Base Termination Fee and the Intentional Breach Termination Fee.

Closing Conditions

The consummation of the Transaction is subject to the satisfaction or waiver of certain customary closing conditions contained in the NioCorp Business Combination Agreement, including, among other things, (i) obtaining required approvals of the Transaction and related matters by the respective stockholders of the Company and NioCorp, (ii) the effectiveness of the registration statement of NioCorp on Form S-4 registering the issuance of certain NioCorp securities in connection with the Transaction, (iii) receipt of approval for listing the NioCorp Common Shares to be issued in connection with the Transaction on Nasdaq, subject to notice of issuance, (iv) receipt of approval for listing the NioCorp Assumed Warrants to be issued in connection with the Transaction on Nasdaq, subject to notice of issuance, (v) receipt of approval from the TSX with respect to the issuance and listing of the NioCorp Common Shares issuable in connection with the Transaction, (vi) that NioCorp and its subsidiaries (including the Company, as the surviving company of the Second Merger) will have at least $5,000,001 of net tangible assets upon the consummation of the Transaction and after payment of underwriters’ fees or commissions, (vii) that, at Closing, NioCorp and its subsidiaries (including the Company, as the surviving company of the Second Merger) will have received cash in an amount equal to or greater than $15,000,000, in connection with the Transaction, subject to certain adjustments and (viii) the absence of any injunctions enjoining or prohibiting the consummation of the NioCorp Business Combination Agreement.

Registration Rights Agreement and Lock-Up

Pursuant to the NioCorp Business Combination Agreement, in connection with the Closing, the Company, the Sponsor, in its capacity as a stockholder of the Company, the directors and officers of the Company (the “GXII Holders”), the directors and officers of NioCorp (the “NioCorp Holders” and, together with the Sponsor and the GXII Holders, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, NioCorp will be obligated to file a shelf registration statement to register the resale of certain securities of NioCorp held by the Holders after the Closing. The Registration Rights Agreement will also provide the Holders with certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions.

 In addition, the Registration Rights Agreement will provide that the Sponsor and the NioCorp Holders will be subject to “lock-up” restrictions on transfer of NioCorp securities held by them after the Closing for the period beginning on the Closing Date and ending on the earlier of (i) one year after the Closing and (ii) subsequent to the Closing (a) the date on which the volume-weighted average price of the NioCorp Common Shares on the principal securities exchange or market on which such securities are then traded has equaled or exceeded the quotient of $13.42 per share divided by 11.1829212 (as adjusted for stock splits (including the reverse stock split), recapitalizations and similar events) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (b) the date on which NioCorp completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in all of NioCorp’s shareholders having the right to exchange their NioCorp Common Shares for cash, securities or other property.

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Exchange Agreement

Pursuant to the NioCorp Business Combination Agreement, in connection with the Closing, the Company, the Sponsor and NioCorp will enter into an exchange agreement (the “Exchange Agreement”), pursuant to which, among other things, the Sponsor will be entitled to exchange any or all of its shares of Second Merger Class B Shares in the Company for NioCorp Common Shares on a one-for-one basis, subject to certain equitable adjustments, in accordance with the terms of the Exchange Agreement. Under certain circumstances, and subject to certain exceptions, NioCorp may instead settle all or a portion of any exchange pursuant to the terms of the Exchange Agreement in cash, in lieu of NioCorp Common Shares, based on a volume-weighted average price of NioCorp Common Shares.

GXII Support Agreement

On September 25, 2022, concurrently with the execution of the NioCorp Business Combination Agreement, the Company, NioCorp, the Sponsor, and the GXII Holders entered into a support agreement (the “GXII Support Agreement”), pursuant to which the Sponsor and the GXII Holders agreed, among other things, to vote in favor of (i) an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “GXII Charter”) to eliminate the automatic conversion of shares of Class B Common Stock of the Company, all of which are held by the Sponsor, into Class A common stock of the Company at the time of a Business Combination (as defined in the GXII Charter), (ii) the Transaction, and (iii) any other proposals that are necessary to effectuate the Transaction. With respect to certain Second Merger Class B Shares that are subject to an earnout period, the Sponsor and the GXII Holders also agreed not to transfer such shares until NioCorp Common Shares achieve a trading price exceeding certain dollar thresholds set forth in the GXII Support Agreement, subject to the terms and conditions contemplated by the GXII Support Agreement. Such shares will be forfeited if the NioCorp Common Shares do not achieve the specified trading prices prior to the tenth anniversary of the Closing Date.

NioCorp Support Agreement

On September 25, 2022, concurrently with the execution of the NioCorp Business Combination Agreement, the Company, NioCorp and the NioCorp Holders entered into a support agreement (the “NioCorp Support Agreement” and, collectively with the Registration Rights Agreement, the Exchange Agreement, and the GXII Support Agreement, the “Ancillary Agreements”), pursuant to which the NioCorp Holders agreed, among other things, to vote in favor of (i) the issuance of the NioCorp securities issuable in connection with the Transaction, (ii) an amendment to the articles of NioCorp, as amended effective January 27, 2015, to comply with applicable listing requirements of Nasdaq, and (iii) any other proposals that are necessary to effectuate the Transaction.

The NioCorp Business Combination Agreement and the Ancillary Agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2022. The forgoing descriptions of each of the Business Combination Agreement and the Ancillary Agreements are qualified in their entirety by reference to the full text of such agreement filed as an exhibit to this Report.

Underwriting Agreement

The underwriters of the Initial Public Offering of the Company were initially entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. On September 6, 2022, the Company entered into a fee reduction agreement with the underwriters where the underwriters have agreed to forfeit $5,500,000 of the aggregate $10,500,000 deferred fee contingent upon the Closing. Upon the Closing, the deferred fee will be paid to the underwriters as follows: (1) $2,000,000 in cash from the amounts held in the Trust Account and (2) $3,000,000 in NioCorp Common Shares, subject to the terms of the underwriting agreement.

Advisory Agreement

The Company has engaged BTIG, LLC (“BTIG”) as an advisor in connection with a Business Combination to assist the Company in holding meetings with stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company initially agreed to pay BTIG a cash fee for such services upon the consummation of a Business Combination in an amount equal to $2,000,000. On September 14, 2022, the Company entered into a fee reduction agreement with BTIG, pursuant to which BTIG agreed to forfeit its right to receive $1,047,618 of the advisory fee contingent upon the Closing. Upon the Closing, the advisory fee will become payable in $382,382 in cash and $570,000 in NioCorp Common Shares. If the Transaction is not consummated, BTIG will not be entitled to the advisory fee.

Legal Proceedings

The board has received a demand from a putative stockholder, dated November 21, 2022 (the “Demand”), alleging that the NioCorp Registration Statement is materially misleading and/or omits material information with respect to the Transactions. The Demand seeks the issuance of corrective disclosures in an amendment or supplement to the NioCorp Registration Statement.

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NOTE 7. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A common stock, $0.0001 par value. At December 31, 2022 and 2021, there were 30,000,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and classified as temporary equity.

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, $0.0001 par value. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B common stock, $0.0001 par value. At December 31, 2022 and 2021, there were 7,500,000 shares of Class B common stock issued and outstanding. In May 2021, 1,125,000 shares were forfeited as a result of the expiration of the underwriter’s over-allotment option.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. Holders of the Company’s common stock are entitled to one vote for each share.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANTS

Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

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Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the public warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A common stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of public warrants will not receive any of such funds with respect to their public warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such public warrants. Accordingly, the public warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the public warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants. As of December 31, 2022 and 2021, there were 10,000,000 public warrants and 5,666,667 Private Placement Warrants outstanding.

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NOTE 10. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2022 and 2021.

The Company’s net deferred tax assets at December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforward	$—	$38,508
Startup/Organization expenses	1,750,976	250,170
Total deferred tax assets	1,750,976	288,678
Valuation allowance	(1,750,976)	(288,678)
Deferred tax assets, net of valuation allowance	$—	$—

The income tax provision for the year ended December 31, 2022 and 2021 consists of the following:

	For the Year Ended December 31,	For the Year Ended December 31,
	2022	2021
Federal
Current	$827,236	$—
Deferred	(1,462,298)	(288,678)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	1,462,298	288,678

Income tax provision	$827,236	$—

As of December 31, 2022 and 2021, the Company had $0 and $183,373, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $1,462,298 and $288,678, respectively.

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A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2022 and 2021 is as follows:

	For the Year Ended December 31,	For the Year Ended December 31,
	2022	2021
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	0.00%	0.00%
Change in fair value of warrant liabilities	(11.96)%	(25.12)%
Change in fair value of over-allotment option	0.00%	(0.29%
Warrant transaction costs	0.00%	1.55%
Valuation allowance	(20.77)%	2.86%
Income tax provision	11.73%	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

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The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$303,162,732	$300,016,667

Liabilities:
Warrant Liability – public warrants	1	7,900,000	5,300,000
Warrant Liability – Private Placement Warrants	3	4,476,667	3,060,000

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within gain on warrants liabilities in the statements of operations.

The public warrants and Private Placement Warrants were initially valued using a Monte Carlo Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the public warrants from the Units, the close price of the public warrant was used as the fair value as of each relevant date.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2022 and 2021:

Input	December 31, 2022	December 31, 2021
Risk-free interest rate	4.03%	1.33%
Trading days per year	250	250
Term (in years)	5.0	5.0
Expected volatility	0.0%	8.0%
Exercise price	$11.50	$11.50
Stock Price	$10.01	$9.69

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The following table presents the changes in the fair value of Level 3 warrant liabilities for the year ended December 31, 2022:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial fair value as of March 22, 2021	7,536,667	12,900,000	20,436,667
Change in valuation inputs or other assumptions	(4,476,667)	(3,700,000)	(8,176,667)
Transfer to Level 1	—	(9,200,000)	(9,200,000)
Fair value as of December 31, 2021	3,060,000	—	3,060,000
Change in valuation inputs or other assumptions	1,416,667	—	1,416,667
Fair value as of December 31, 2022	$4,476,667	$—	$4,476,667

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the public warrants that transferred from a Level 3 measurement to a Level 1 fair value measurement during the years ended December 31, 2022 and 2021 was $0 and $9,200,000, respectively. There were no other transfers to/from Levels 1, 2, and 3 during the years ended December 31, 2022 and 2021.

Over-allotment Option

Upon the closing of the Initial Public Offering on March 22, 2021, the Company granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the Initial Public Offering price to cover over-allotments, if any. The over-allotment option was classified as a liability under ASC 480 and measured at fair value at inception. Changes in fair value of $138,932 were recognized and presented in the statement of operations for the year ended December 31, 2021. The underwriters did not exercise their over-allotment option before the expiration date and as a result, 1,125,000 Founder Shares were forfeited, and the over-allotment option liability was derecognized.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Working Capital Loan

On January 11, 2023, the Company issued an unsecured promissory note in the principal amount of $235,000 to the sponsor for working capital purpose. This note is non-interest bearing and payable on the earlier of: (i) March 22, 2023 or, if the Company has extended, in accordance with its organizational documents, the deadline by which it must complete its initial business combination, then such date, as extended by which the Company must complete the business combination, or (ii) the date on which the Company consummates the business combination. The principal balance may be prepaid at any time.

Extension Proxy Statement

On February 9, 2023, the Company filed with the SEC a definitive proxy statement providing notice of an Extension Meeting to consider proposals to (i) amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination from March 22, 2023 to June 22, 2023 and (ii) adjourn the Extension Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extension Meeting, there were not sufficient votes to approve one or more proposals presented to stockholders for vote at the Extension Meeting. The Extension Meeting is scheduled to be held on March 20, 2023 via a live webcast. Only holders of record of our common stock at the close of business on January 24, 2023 are entitled to receive the notice of the Extension Meeting and to vote at the meeting and any adjournments or postponements thereof.

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